Exhibit 99.1

For Immediate Release

Contact: Steve Klueg

Senior Vice President &

Chief Financial Officer

(704) 864-6711

steve.klueg@affiniagroup.com

Heather Tamol

Director, Public Relations

(704) 926-1326

HTAMOL@wrayward.com

AFFINIA GROUP SIGNS AGREEMENTS

TO SELL “AFFINIA SOUTH AMERICA” BUSINESS

GASTONIA, N.C. – June 18, 2015 – Affinia Group Inc., an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, announced today that the Company has signed agreements to sell the Brazilian operations of its Affinia South America (ASA) business which makes up approximately 90% of ASA’s sales.

“The divestiture of these businesses gives us greater opportunity to focus on our Global Filtration segment, executing on our strategic initiatives to produce the best performing, most reliable filters in the world,” said Keith Wilson, President and Chief Executive Officer of Affinia. “We extend our appreciation to the individuals within the ASA team who helped lead and grow the businesses over the years, and wish them all continued success.”

The divestiture, which is subject to regulatory approval and customary closing conditions, is expected to close in the second half of this year.

“Proceeds from the sale will be used to reduce our debt levels and further strengthen our balance sheet,” stated Steven Klueg, Senior Vice President and Chief Financial Officer of Affinia.

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.4 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

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